Exhibit 99.1

ConocoPhillips Reports First-Quarter 2019 Results; Operating Plan Continues to Deliver Strong Free Cash Flow and Returns to Shareholders

HOUSTON--(BUSINESS WIRE)--April 30, 2019--ConocoPhillips (NYSE: COP) today reported first-quarter 2019 earnings of $1.8 billion, or $1.60 per share, compared with first-quarter 2018 earnings of $0.9 billion, or $0.75 per share. Excluding special items, first-quarter 2019 adjusted earnings were $1.1 billion, or $1.00 per share, compared with first-quarter 2018 adjusted earnings of $1.1 billion, or $0.96 per share. Special items for the current quarter included an unrealized gain on Cenovus Energy equity, recognition of deferred revenue, and amounts recognized from the PDVSA International Chamber of Commerce (ICC) settlement.

First-Quarter Highlights and Recent Announcements

  Cash provided by operating activities was $2.9 billion. Excluding working capital, cash from operations (CFO) of $2.9 billion exceeded capital expenditures and investments, generating free cash flow of $1.3 billion.
  Repurchased $0.8 billion of shares and paid $0.3 billion in dividends funded entirely from free cash flow, representing a return of CFO to shareholders of 37 percent.
  First-quarter production excluding Libya of 1,318 MBOED; year-over-year underlying production grew 5 percent overall and 13 percent on a per debt-adjusted share basis.
  Grew production from the Lower 48 Big 3 unconventionals by 30 percent year-over-year.
  Ended the quarter with cash, cash equivalents and restricted cash totaling $6.5 billion and short-term investments of $0.2 billion, equating to $6.7 billion of ending cash and short-term investments.
  Received a ruling from the International Centre for Settlement of Investment Disputes (ICSID) ordering Venezuela to pay $8.7 billion for unlawful expropriation.
  Closed the sale of the Greater Sunrise Fields in April for $350 million before customary adjustments.
  Announced $2.7 billion United Kingdom divestiture agreement in April, plus interest and customary adjustments, subject to regulatory and other approvals.

“ConocoPhillips’ value proposition, priorities and portfolio are designed for the volatile environment that we believe has become the norm,” said Ryan Lance, chairman and chief executive officer. “We continue to execute and deliver on a plan that’s resilient to lower prices, while offering investors upside to higher prices. We approach the business with an aim to level-load our investment and distribution programs, rather than chase cycles up or down, because we believe that is the best way to create sustained value in the energy sector. By focusing on free cash flow generation and distributing a significant portion of cash flows to shareholders, we offer the market a path to value creation in this cyclical business.”

Lance continued, “At our Analyst & Investor Meeting in November we intend to showcase a decade-long plan based on our current portfolio with capital averaging less than $7 billion per year. At a reference price of $50 per barrel WTI, we expect our plan will generate absolute and per-share organic growth and return at least 30 percent of cash from operations to shareholders annually. We believe that our flexibility uniquely positions us to extend our successful strategy for many years, deliver free cash flow at less than $40 per barrel WTI and achieve superior returns across a range of prices.”

First-Quarter Review

Production excluding Libya for the first quarter of 2019 was 1,318 MBOED, an increase of 94 MBOED compared with the same period a year ago. The volume impact from acquisitions and dispositions was a net benefit of 30 MBOED. Excluding this impact, production increased by 64 MBOED. This remaining increase was primarily due to growth from the Big 3 unconventionals, major projects in Alaska, Europe and Asia Pacific, and development programs. Growth more than offset normal field decline, downtime from a planned turnaround in Qatar, and mandated production curtailment in Canada. Production from Libya was 43 MBOED.

During the quarter, the company advanced operational milestones targeted for this year. In Alaska, construction began on the multi-year GMT-2 project and appraisal of the Narwhal and Greater Willow areas continued. In Canada, appraisal drilling finished at a 14-well Montney pad and completion operations began. In the Lower 48, the Big 3 unconventionals produced 326 MBOED, in line with expectations of a flat production profile in the first half of the year. Production from the Big 3 is expected to ramp up in the second half of the year to deliver approximately 19 percent full-year growth. Additionally, resource-enhancing pilots were progressed with the startup of the first multi-well pad utilizing a new completion design in the Eagle Ford. In the Louisiana Austin Chalk, the multi-well exploration program continued through the first quarter. In Norway, peak production from Aasta Hansteen was achieved and Bohai Phase 3 in China continued ramping from two wellhead platforms, with fabrication of a third platform underway.

Earnings were higher compared with the first quarter of 2018 primarily due to an unrealized gain on Cenovus Energy equity, higher volumes and recognition of deferred revenue. Excluding special items, adjusted earnings improved compared with first-quarter 2018 primarily due to higher volumes, partially offset by depreciation expense and production and operating expenses associated with the higher volumes. The company’s total realized price was $50.59 per BOE, compared with $50.49 per BOE in the first quarter of 2018 as higher LNG and bitumen prices were largely offset by lower crude, natural gas liquids and natural gas prices.

For the quarter, cash provided by operating activities was $2.89 billion. Excluding a $0.05 billion change in operating working capital, ConocoPhillips generated $2.94 billion in cash from operations (CFO), which included approximately $0.1 billion from the PDVSA ICC settlement and $0.1 billion from APLNG distributions. The company also incurred $1.6 billion in capital expenditures and investments, $0.8 billion for share repurchases and $0.3 billion for dividends, entirely funded by CFO.

Outlook

Second-quarter 2019 production is expected to be 1,240 to 1,280 MBOED, reflecting the impact from seasonal turnarounds planned in Alaska, Canada and Europe. The guidance excludes Libya and does not include impacts from the recently announced U.K. divestiture agreement.

Full-year guidance for depreciation, depletion and amortization has been decreased to $6.1 billion, reflecting the held-for-sale impact of the U.K. divestiture agreement. The company’s other full-year guidance is unchanged and does not include impacts from the U.K. divestiture agreement.

ConocoPhillips will host a conference call today at 1:00 p.m. EDT to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

The company announced that it will host its Analyst & Investor Meeting in Houston on Nov. 19, 2019. The company will provide a decade-long operating and financial plan that is expected to achieve its priorities based on capital expenditures averaging less than $7 billion per year. Additional details will be provided at a later date.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $71 billion of total assets, and approximately 10,800 employees as of March 31, 2019. Production excluding Libya averaged 1,318 MBOED for the three months ended March 31, 2019, and proved reserves were 5.3 BBOE as of Dec. 31, 2018. For more information, go to www.conocophillips.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "on track," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete our announced dispositions or acquisitions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions, acquisitions or our remaining business; business disruptions during or following our announced dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; our ability to develop our portfolio within expected capital levels; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; changes in tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or cyber attack. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term "resource" in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, cash from operations (CFO) and free cash flow.

The company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per share basis) is useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the impact of working capital changes across periods on a consistent basis and with the performance of peer companies. The company also believes that free cash flow is useful to investors as it provides a measure to compare CFO after deduction of capital expenditures and investments across periods on a consistent basis. Free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – The release also contains the terms underlying production and production per debt-adjusted share. Underlying production excludes Libya and reflects the impact of closed acquisitions and dispositions (A&D) with an assumed close date of January 1, 2018. 1Q 2018 underlying production includes 30 MBOED for the net A&D impact. Production per debt-adjusted share is calculated on an underlying production basis using ending period debt divided by ending share price plus ending shares outstanding. The company believes that underlying production is useful to investors to compare production excluding Libya and reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies. The company believes that production per debt-adjusted share is useful to investors as it provides a consistent view of production on a total equity basis by converting debt to equity and allows for comparisons across peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	1Q19				1Q18
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$1,833	1.60			888	0.75
Adjustments:
Unrealized gain (loss) on CVE equity	(337)	(1)	(338)	(0.30)	116	1	117	0.10
Pending claims and settlements	(130)	(68)	(198)	(0.17)	(135)	65	(70)	(0.06)
Recognition of deferred revenue	(248)	52	(196)	(0.17)	-	-	-	-
Impairments	60	(13)	47	0.04	10	(2)	8	0.01
Premiums on early debt retirement	-	-	-	-	206	(13)	193	0.16
Adjusted earnings / (loss)			$1,148	1.00			1,136	0.96

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of net cash provided by operating activities to free cash flow
$ Millions, Except as Indicated

1Q19
Net Cash Provided by Operating Activities	2,894

Adjustments:
Net operating working capital changes	(54)
Cash from operations	2,948

Capital expenditures and investments	(1,637)
Free Cash Flow	1,311

CONTACT:
Daren Beaudo (media)
281-293-2073
daren.beaudo@conocophillips.com

Mark Keener (investors)
281-293-5000
mark.a.keener@conocophillips.com